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                                                                    EXHIBIT 11.4

                            PAGEMART WIRELESS, INC.


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
                                                         FOR THE SIX MONTHS ENDED JUNE 30, 1995
                                                        ----------------------------------------
                                                          NUMBER        PERCENT       EQUIVALENT
                                                        OF SHARES      OUTSTANDING      SHARES
                                                        ---------      -----------    ----------
COMMON STOCK
   From Founders' Stock                                 2,300,000       100.00%        2,300,000
   Stock Options Exercised                                479,992        99.55%          477,810
   Preferred Stock Converted to Common Stock           15,310,943       100.00%       15,310,943
   1994 Common Stock Offerings                         11,242,857       100.00%       11,242,857
   1995 Common Stock Offerings                          4,323,874        38.47%        1,663,215
   Impact of warrants, options and shares issued
        the year preceding the initial public
        offering                                        1,033,577       100.00%        1,033,577
                                                       ----------                   ------------
                                                       34,691,243                     32,028,402


WEIGHTED AVERAGE SHARES OUTSTANDING                                                   32,028,402

NET LOSS FOR NET LOSS PER SHARE                                                     ($27,722,000)

NET LOSS PER SHARE                                                                        ($0.87)
                                                                                    ============
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